                                                                   Exhibit 10.81


                                    AGREEMENT

THIS AGREEMENT is made and entered into this 21 day of May, 1998 by and between the American Artists Entertainment Corporation (AAEC), a corporation doing business in the state of Georgia and THC Entertainment, LLC (THC), a corporation doing business in Nashville, Tennessee.

                                          RECITALS

1 - AAEC is a development and production company in the business of producing feature length motion pictures and video and television programs for worldwide distribution in all media.

2 - THC, LLC is an entertainment music production and project/personnel management company in the business of composing, producing and managing motion picture, movie, television and promotional projects/programs/campaigns.

3 - AAEC and THC wish to enter into an agreement to produce a feature film based on the screenplay owned by AAEC titled LAST SUNRISE, hereafter known as the property, to be distributed in all media in all markets worldwide.


                                           AGREED

1 - THC and AAEC mutually agree to a six month period, with an additional six month option to jointly produce the property, said option commencing on the execution of this document.

2 - AAEC agrees to provide its resources and connections to develop a strategy and the appropriate support materials to seek financing for the production.

3. THC agrees to mutually facilitate the development of such strategy and support materials.

4. Both parties agree and acknowledge that they will introduce the property to actors, musicians, recording artists, and entertainment industry executives who may cause the property to be produced.

5. In the event that funding is arranged, both parties agree to the following:

a. AAEC agrees to provide the property and all production services, including but not limited to producers, director, writer, sound recording, editors and other such personnel as required to produce a theatrical or broadcast quality program. Such personnel and services to be paid from the production budget of the programs.

b. THC agrees to provide the music composers, score, title track and, budget permitting, music for a soundtrack CD to compliment the production of the feature film, and to serve as co-producer of the feature film. Such goods and services to be paid from the production budget of the programs.

6. The specific fees for all services will be negotiated in good faith and directly related to the total production dollars available.

7 - AAEC and THC agree to negotiate in good faith the appropriate corporate and individual credits.

8 - For their contributions, AAEC and THC shall each own equal shares of any profits derived from the broadcast or exploitation of these programs from any sales or licensing arrangements or any derivative or indirect or spin off products resulting from these programs in all media worldwide.

9. - Both parties assert that they have the right to enter into this agreement and that there are no known liens against either party.


If the above commemorates your understanding please signify so by signing below.


/s/  Rex Hauch
--------------------------------------------------------
American Artists Entertainment Corporation


/s/  Don Casselman
---------------------------------------------------------
THC Entertainment, LLC